EXHIBIT 13.15

Name: Passive Investor Do’s and Don’ts

Type: Email

Platform: Email

Date Posted/Sent: 08JUN2022

Hey,

Have you ever considered becoming a Passive Investor?

What does that actually mean? And what should you do to avoid some of the pitfalls associated with being truly passive?

Let’s start with the basics...

Becoming a Limited Partner (LP)

In the world of Real Estate Limited Partnerships (RELPs) and syndications, there are generally two main teams you can play on: the General Partner side (Team GP) or the Limited Partner side (Team LP).

GPs are responsible for finding the opportunity, raising the capital, closing the deal, implementing their business plan, managing the asset, increasing the asset’s valuation, and executing a smooth disposition (sale or  refinance) which generally cashes out most if not all parties in the deal.

LPs, by contrast, are responsible for, well... not a whole lot.

You see, the LP provides capital and gives up the majority of voting rights and responsibilities associated with actually executing the GP business plan.

In return, LPs receive a return on their investment typically based pro-rata on the number of interests or shares that they own.

At the end of the day, it all depends on how active a role you want to have in the partnership. Many LPs, for example, use RELPs and syndications to fast track their net worth and hedge risk through diversification. Some even invest with their Self Directed IRAs (SDIRAs) in an attempt to compound their retirement savings with real estate.

GPs are much more active in the deals. Most successful GPs are full-time real estate investors and entrepreneurs like ADPI Capital™ who have developed teams, systems, and business plans dedicated to the acquisition, management, and disposition of commercial real estate assets.

1

But with today’s fake it until you make it entrepreneurial spirit, how can prospective LPs find solid GPs to invest with?

It all starts with asking the right questions...

Finding the right GP Team

If you’re looking to become a successful LP, you need the right GP team to help you realize your desired financial objectives.

But how do you find the team with the right stuff?

Beyond understanding the GP team’s core values, financial objectives, and business plan, as a prospective LP, you’re going to want to ask the following questions:

(1) What’s your track record?

You’re going to want to know that the GP team you invest with has experience. Some newbie GP teams get around this by partnering with folks who have experience - which is fine - as long as that partner is deeply involved in the operations and not a placeholder GP.

(2) What’s the objective and business strategy?

Ensuring the GP team you invest with has a clear-cut business strategy with a focus on traits like the asset class, geographic focus, market data, development/renovation plan, financial projects, and exit strategies is critical to the success of the venture and your LP returns.

At ADPI Capital™, we’re able to leverage the rock-solid relationships with our Military Multifamily Academy Heroes™ to ensure only the best deals with proven partners make it to the Fund level for consideration.

(3) How will the GPs be compensated?

As an LP, it’s important that you have a base understanding of how the GP team you’re partnering with is compensated. Commercial real estate, specifically RELPs and REITs, are often littered with layers of fees that cut into investor returns.

At ADPI Capital™, we’ve put a stop to the silly fees. How? Simple. We’ve made the conscious decision to not charge any fees to our investors! While unpopular among our competitors, we understand that our opportunity is more about access to commercial real estate for the military community and less about nickel- and-diming our community.

2

With no fees, a low $500 minimum investment, and commercial real estate investment access to all there’s never been a better time to become an LP.

There you have it.

Your LP playbook.

Stay tuned for our upcoming LP Masterclass where I’ll be breaking down how to become a truly passive real estate investor!

If you want in on ADPI Capital™ and our latest Fund, Equity Fund 1™, tap the button below, create your secure portal profile, and make your commitment today

Get Started Today!

Act now, because this opportunity is filling up...

FAST! Cheers,

Kevin Brenner

Director of Investor Relations, ADPI Capital™

Host, ADPI Podcast

invest@adpicapital.com

The information provided herein does not, and is not intended to, constitute legal advice; instead, all   information, content, and materials are for general informational purposes only. Information contained herein  may not constitute the most up-to-date legal or other information. Readers should contact their attorney to obtain advice with respect to any particular legal matter. No reader should act or refrain from acting on the   basis of information contained herein without first seeking legal advice from counsel in the relevant jurisdiction.

No money or other consideration is being solicited for our Regulation A+ offering at this time and if sent in to the Fund will not be accepted. No offer to buy securities in a Regulation A+ offering of the Fund can be accepted and no part of the purchase price can be received until the Fund’s offering statement is qualified with the SEC. Any such offer to buy securities may be withdrawn or revoked, without obligation or commitment of any kind, at any time before notice of its acceptance given after the qualification date. Any indications of interest in the Fund’s offering involves no obligation or commitment of any kind.

The Fund is testing the waters under Regulation A of the Securities Act of 1933, as amended. This process allows companies to determine whether there may be interest in an eventual offering of its securities. the Fund  is not under any obligation to make an offering under Regulation A. The Fund may choose to make an offering to some, but not all, of the people who indicate an interest in investing, and that offering may not be made under Regulation A. For example, the Company may determine to proceed with an offering under Rule 506(c) of Regulation D, in which case we will only offer our securities to accredited investors as defined by Rule 501(a) of Regulation D. If the Fund does go ahead with an offering under Regulation A, it will only be able to make sales after it has filed an offering statement with the Securities and Exchange Commission (“SEC”) and only after the SEC has qualified such offering statement. The information in the offering statement will be more complete than these test-the-waters materials and could differ in important ways. You must read the offering statement filed with the SEC. Visit https://bit.ly/39zVgPa to review our preliminary offering circular.

3